Exhibit 10.43

English Translation

SHARE SUBSCRIPTION AGREEMENT

between

Suning Commerce Group Co., Ltd.

and

Taobao (China) Software Co., Ltd.

Date: 9 August 2015

i

Share Subscription Agreement

This Share Subscription Agreement (this “Agreement”) is entered into on 9 August 2015 in Shanghai, PRC by and between:

(A)                               Suning Commerce Group Co., Ltd. (the “Company”), a company limited by shares organized and existing under the PRC Laws, with its domicile at 1-5/F, Jinshan Building, No.8 Shanxi Road, Nanjing, Jiangsu Province; and

(B)                               Taobao (China) Software Co., Ltd. (the “Subscriber”), a limited liability company organized and existing under the PRC Laws, with its domicile at Jingfeng Village, Wuchang Sub-district, Yuhang District, Hangzhou.

The parties to this Agreement may be collectively referred to as the “Parties” and individually a “Party” in this Agreement.

RECITALS:

WHEREAS, the Company is a company limited by shares organized and existing under the PRC Laws, and the RMB ordinary shares issued by it have been listed on the Shenzhen Stock Exchange (“SZSE”) (with its stock abbreviation being “Suning Commerce” and its ticker symbol being “002024”).

WHEREAS, the Company intends to make private placement of RMB ordinary shares (“New Shares”) to the Subscriber, and the Subscriber intends to subscribe for such New Shares, and the number of the New Shares accounts for nineteen point ninety-nine percent (19.99%) of the total share capital of the Company immediately after the completion of this Issuance.  The face value per each New Share is RMB 1.00, which is denominated in RMB.  The Subscriber intends to subscribe for the New Shares in cash in RMB.

WHEREAS, the Company intends to subscribe for the Alibaba shares issued to it by Alibaba Group Holding Limited (“Alibaba”, a company listed on the New York Stock Exchange, with its stock abbreviation being “BABA”) (the “Alibaba Share Subscription Transaction”).

WHEREAS, the affiliates of the Subscriber and the Company have executed the Business Cooperation Framework Agreement with respect to business cooperation (the “Business Cooperation Framework Agreement”) on 9 August 2015.

Therefore, in consideration of the aforesaid statement of facts and the mutual agreements and covenants contained below in this Agreement, the Parties agree as follows:

ARTICLE I                                                     DEFINITIONS

SECTION 1.01        Defined Terms

In this Agreement, unless otherwise defined in the context, the following terms shall have the following meaning:

“Real Property” means all of the land (use right), buildings, constructions, structures or the fixtures thereon and all other attachments thereto.

“Laws” means laws, regulations, rules and directives of the PRC or any country other than the PRC, or provincial, local or similar laws, regulations, rules and directives.

“Encumbrance” means any security interest, pledge, mortgage, lien (including right of priority for taxation, right of revocation and subrogation right), lease, license, indebtedness, preferential arrangements, claims, defects, restrictive covenants, conditions or any kind of restrictions, including any restriction on the use, ownership, voting, transfer, profiting or exercise of any other ownership interest, the right of first refusal or the pre-emptive right.

“Indebtedness” means all debts, liabilities and obligations, whether or not cumulated or fixed, absolute or contingent, matured or undue, vested or unvested, including the debts, liabilities and obligations which may be incurred under any Law, Demand or Government Order and under any contract, agreement, arrangement, covenant or undertaking.

“AIC” means the State Administration for Industry & Commerce of the PRC or local administrations for industry and commerce (as the case may be) or any of their successors.

“Knowledge of the Company” means the actual knowledge of the directors, supervisors and senior executives of the Company.

“External Representative of the Company” means the Person other than the directors, senior management personnel and employees of the Group Member that acts on behalf of any of the Group Members.

“Working Day” means any day other than Saturday, Sunday and public holidays in the PRC or Hong Kong as provided for by the Law.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or under common control with such Person, or with respect to a natural person, also includes any of his/her lineal relatives.  For such purpose, “Control” means the possession of the power to directly or indirectly determine the management and policies of another Person through holding of voting securities, or by contract or otherwise.

“Group Member” means the Company and any or all of the members within all Persons in which the Company holds more than 50% of the equity interest or which are controlled directly or indirectly by the Company.

“RMB” means the legal currency of the PRC.

“Trade Secrets” means trade secrets, know-how, and other confidential or proprietary technology, business and other materials, including the technology and know-how for manufacturing and production, research and development materials, techniques, drawings, specifications, designs, planning, plans, technical data, financial, marketing and business data, pricing and cost data, business and marketing plans, customers and suppliers list and information, as well as all rights to restrict the use of or disclose all of the foregoing in any jurisdiction.

“Taxes” means any and all taxes, fees, levies, impositions, customs duties and other charges of any type (together with any and all interest, fines, additional taxes and additional sums collected therefor) levied by any Government Authority (including without limitation the tax authority), including the taxes or other fees levied on revenues, franchise, incidental income or other profits, gross income, properties, sales, use, salaries, employment, social security, unemployment compensation or net value; taxes or other fees which in nature are excise tax, withholding tax, transfer tax, stamp tax, deed tax, value-added tax or business tax; charges for licenses, registrations and documents; as well as customs duties, taxes and similar charges.

“Demand” means any claim, lawsuit, complaint, appeal, arbitration, settlement, adjudication, inquiry, investigation or other procedures instituted by or against any Person.

“Business” means the business which is currently conducted and to be conducted in future by each Group Member.

“Government Authority” means governmental, regulatory or administrative department, organ or committee or any court, tribunal or judicial or arbitral body.

“Government Official” means any official, employee or public employee of any Government Authority.

“Government Order” means any order, writ, judgment, injunction, ruling, adjudication, regulation or decision made by any Government Authority or jointly with any other Government Authority.

“Government Approval” means any consent, approval, authorization, waiver, permission, franchise, license, certificate, exemption, registration, filing, report or notice granted or made by any Government Authority.

“CSRC” means the China Securities Regulatory Commission.

“Intellectual Property” means (i) all patents, (ii) trademarks, service marks, trade names, trade dress and domain names, and the goodwill exclusive thereto, (iii) copyright, including the copyright for computer software and the copyright for database, (iv) confidential and proprietary information, including Trade Secrets and know-how, (v) any right similar to Items (i) to (iv) provided in any Law, and (vi) the registration and registration application for any of the foregoing, regardless of whether any of the foregoing has been registered, whether an application has been filed for registering any of the foregoing, or whether no registered is required for any of the foregoing.

“Material Adverse Effect” means any material adverse effect on the business, properties, financial position, assets or operating results of the Group Member (in its entirety);

however, in no event shall any of the exceptions set forth below, whether individually or jointly with other exceptions set forth below, be deemed to constitute material adverse effect, nor shall they be taken into consideration when determining whether any material adverse effect occurs: (i) any effect arising from the announcement, pending status or completion of the transaction contemplated in this Agreement or the Alibaba Share Subscription Transaction, or the compliance of the terms and conditions of this Agreement, Alibaba Group Share Subscription Transaction, (ii) any effect arising from the change that generally affects any main industry that is engaged in by the Group Member, (iii) any effect arising from the change of the general economic, financial, credit or securities market conditions which would affect China, the US or the whole world, including change of interest rate or exchange rate, (iv) any plague, earthquake, typhoon, tornado or other natural disasters, declaration of war, terrorist act, armed conflict or other similar force majeure event, (v) change of the accounting standards or any interpretations thereof which would be applicable to the Group Member, or the change of any applicable Law or any interpretation or enforcement thereof, (vi) any act or omission performed at the request of the Subscriber or with prior consent of the Subscriber, (vii) failure to achieve any internal or public forecast, estimate or guidance; however, the basic reason for failure to reach any internal or public forecast, estimate or guidance set forth in Item (vii) may be taken into consideration when determining whether any material adverse effect occurs, or (viii) any change of the Company’s stock price or trading volume; however, the basic reason for the change of the Company’s stock price or trading volume may be taken into consideration when determining whether any material adverse effect occurs; furthermore, with respect to Items (ii), (iii) and (v), such change, in respect of the Group Member (in its entirety), and other companies of similar size in any main industry in which the Group Member is engaged, has no materially disproportionate adverse effect.

“Material Contract” means the contracts and agreements entered into by the Group Member and disclosed as required by Chapter IX “Transactions Required to be Disclosed” in the Stock Listing Rules of the Shenzhen Stock Exchange (Revised in 2014).

“PRC” means the Peoples’ Republic of China, excluding only for the purpose of this Agreement Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“PRC GAAP” means the generally accepted accounting principles which are consistently applied during the whole applicable period and which are valid in the PRC, including the Enterprise Accounting System issued by the Ministry of Finance of the PRC and other applicable enterprise accounting standards and rules.

“CSDCC” means China Securities Depository and Clearing Company Limited Shenzhen Branch.

“Person” means any individual, partnership, company, joint-stock company, limited liability company, association, trust, unincorporated organization or other entity.

“Major Group Member” means, among the Group Members, all of the Group Members of which the total assets, net assets or revenues account for more than five percent (5%)

of the consolidated total assets, net assets or revenues of the Company for the latest complete financial year, except LAOX Co., Ltd.

“Leased Real Property” means the real property leased by any Group Member and all easements, permits, rights and attachments thereto.

“Transfer” means, with respect to any securities, to directly or indirectly transfer, sell, assign, pledge, mortgage, create security interest on or separately dispose of, or create or permit the creation of any encumbrance on such securities.

SECTION 1.02        Definitions

The following terms have the meaning set forth in the Sections set forth below:

Definition	Location

“Alibaba”	Recitals

“Alibaba Share Subscription Transaction”	Recitals

“Confidential Information”	Section 6.09(a)

“this Issuance”	Section 2.01(a)

“this Agreement”	Preamble

“Initial List”	Section 6.07(b)

“Representative”	Section 6.09(b)

“Pricing Benchmark Date”	Section 2.01(a)

“Anti-corruption Law”	Section 4.14(a), Exhibit 4

“Parties”	Preamble

“Share Subscription Price”	Section 2.02(b)

“Share Subscription Acknowledgement Letter”	Section 2.01(a)

“Share Subscription Quantity”	Section 2.01(a)

“Company”	Preamble

“Interim Period”	Section 6.04

Definition	Location

“Subscription Price Per Share”	Section 2.02(a)

“Subscriber”	Preamble

“SZSE”	Recitals

“Effectiveness Conditions”	Section 9.01

“Effectiveness Notice”	Section 9.03

“Non-breaching Party”	Section 8.01(a)

“Lock-up Period”	Section 6.07(a)

“Lock-up Covenant”	Section 6.07(a)

“Breaching Party”	Section 8.01(a)

“New Shares”	Recitals

“New Shares Registration Date”	Section 3.04(c)

“Business Cooperation Framework Agreement”	Recitals

“Party”	Preamble

“Dispute”	Section 10.11

“Payment Date”	Section 3.01

“Notice on Full Satisfaction of Conditions to Payment of Share Subscription Price”	Section 3.01

SECTION 1.03       Other Interpretative Provisions

In this Agreement, unless otherwise provided or required in the context:

(a)                                 “Hereof”, “herein”, “hereunder” and similar terms shall mean the entirety of this Agreement rather than any specific provision of this Agreement; any reference to any schedule, annex, section and sub-section shall be to the schedule, annex, section and sub-section of this Agreement, unless otherwise indicated.

(b)                                 The term “include” does not have a restrictive meaning, and shall mean

“include without limitation”.

(c)                                  The table of contents and headings in this Agreement are inserted for reference only, and shall not in any way affect the interpretation of this Agreement.

(d)                                 Any agreement, instrument or other document referred to in this Agreement shall mean the agreement, instrument or other document which may be amended, supplemented or modified from time to time.

(e)                                  This Agreement shall be construed to have been jointly drafted by the Parties, and shall not give rise to any assumption or burden of proof that is in favor of or adverse to any other Party on the ground that any provision in this Agreement is drafted by a Party.

ARTICLE II                                                PRIVATE PLACEMENT AND SHARE SUBSCRIPTION

SECTION 2.01        Issuance and Subscription of Shares

(a)                                 Pursuant to the terms and conditions of this Agreement, the Company will issue RMB ordinary shares to the Subscriber in private placement (“this Issuance”), and the quantity of the stocks of the Company that the Subscriber will subscribe for (the “Share Subscription Quantity”) represents nineteen point ninety-nine percent (19.99%) of the total share capital of the Company immediately after this Issuance (the fractional part of the calculation result of the number of the issued shares shall be ignored).  According to the total share capital of the Company as of the execution date of this Agreement and the plan for this Issuance determined by the board of directors of the Company, the Share Subscription Quantity shall be 1,861,012,043 shares.

During the period from the announcement date of the board resolution regarding this Issuance (the “Pricing Benchmark Date”) to the Issuance Date, if the Company performs any rights and interests distribution, capitalization from capital public reserve, rights issue, other forms of recapitalization or it is under any other circumstance which would cause a change of the total share capital of the Company, the Company will, pursuant to the calculation formula stipulated in relevant rules of the CSRC, adjust the Share Subscription Quantity, and ensure that the Share Subscription Quantity accounts for nineteen point ninety-nine percent (19.99%) of the total share capital of the Company immediately after this Issuance (the fractional part of the calculation result of the number of the issued shares shall be ignored).

The Company shall, on the date of the Effectiveness Notice, sign and deliver to the Subscriber a Share Subscription Acknowledgement Letter (in the form attached hereto as Appendix I, the “Share Subscription Acknowledgement Letter”), to notify the Subscriber of the Share Subscription Quantity.

(b)                                 The New Shares issued by the Company in private placement pursuant to this Agreement shall be listed on the SZSE in accordance with Section 3.04(d) in this Agreement.

SECTION 2.02        Subscription Price Per Share and Share Subscription Price

(a)                                 The subscription price per share for the New Shares (the “Subscription Price Per Share”) shall be RMB 15.23, accounting for one hundred and five point seventy-six percent (105.76%) of the average trading price of the Company stocks for the 20 trading days prior to the Pricing Benchmark Date.  Notwithstanding the foregoing, during the period from the Pricing Benchmark Date to the Issuance Date, if the Company performs any rights and interests distribution, dividend distribution, or any allocation, rights issue or recapitalization from capital public reserve or other ex-right or ex-dividend, subject to the compliance with the relevant rules in the PRC Laws regarding the pricing of the shares issued by the listed company in private placement, the Subscription Price Per Share shall be adjusted according to the calculation formula stipulated in the relevant rules of the CSRC.  The Share Subscription Acknowledgement Letter shall indicate the Subscription Price Per Share finally determined.

(b)                                 The total subscription price for the New Shares which shall be paid by the Subscriber (the “Share Subscription Price”) shall be the Subscription Price Per Share determined in the Share Subscription Acknowledgement Letter multiplied by the Share Subscription Quantity.

ARTICLE III                                           PAYMENT OF SHARE SUBSCRIPTION PRICE AND COMPLETION OF NEW SHARES ISSUANCE

Section 3.01        Payment of Share Subscription Price

(a)                                 To the extent that all conditions set forth in Section 3.02 in this Agreement are proven to be satisfied or waived (except those which shall be satisfied on the Payment Date pursuant to their terms), within five (5) Working Days after receipt of the written notice sent by the Company pursuant to Section 3.02 herein, the Subscriber shall pay the full amount of the Share Subscription Price to the bank account specially opened for this Issuance as designated by the Company in the Effectiveness Notice.  The date when the Share Subscription Price is fully remitted to the bank account designated by the Company shall be referred to as the “Payment Date” hereunder.  The Parties agree that, upon the receiving bank confirming that the Share Subscription Price has been remitted to the bank account designated by the Company, the Subscriber shall be deemed to have fully performed its payment obligation with respect to its subscription for the New Shares according to this Agreement.

(b)                                 If due to any reason attributable to the Company or the Government Order or force majeure, the Company fails to complete formalities for registering all of the New Shares under the Subscriber’s A-share securities account within the time limit prescribed in Section 3.04(c) herein, upon the request of the Subscriber, the Company shall or shall cause relevant parties to fully refund the Share Subscription Price to the Subscriber.

SECTION 3.02     Conditions to Payment of Share Subscription Price

The Subscriber’s obligation to pay the Share Subscription Price pursuant to this Agreement shall be subject to the satisfaction or written waiver by the Subscriber of each of the following conditions prior to or on the Payment Date:

(a)                                 Representations, Warranties and Covenants. Certain representations and warranties of the Company in this Agreement (i.e., Sections 4.01, 4.02(a), 4.06, 4.07(b), 4.12(a), 4.14(a) and (b) and 4.17 in Exhibit 4) shall be true, accurate and not misleading as of the execution date of this Agreement, and shall be true, accurate and not misleading in all material respects on the Payment Date, and have the same force and effect as if they were made on the Payment Date; the covenants and agreements contained in this Agreement which shall be performed by the Company on or prior to the Payment Date shall have been performed in all material respects;

(b)                                 Approval and Consent.  The CSRC shall have approved this Issuance pursuant to this Agreement and the supplementary agreement (if any) signed by the Parties for this Issuance; the board of directors and the shareholders meeting of the Company have approved this Issuance;

(c)                                  Alibaba Share Subscription Transaction. All agreements relating to the Alibaba Share Subscription Transaction shall have been duly signed and delivered, and all of the closing conditions under the Alibaba Share Subscription Transaction shall have been satisfied (except those which shall be satisfied on the closing date of the Alibaba Share Subscription Transaction pursuant to their terms);

(d)                                 No Material Adverse Change. There shall be no event or events that would individually or collectively cause any Material Adverse Effect, and no event that would individually or collectively cause any Material Adverse Effect shall be reasonably expected to occur;

(e)                                  Effectiveness Notice. The Subscriber shall have received the Effectiveness Notice that conforms to the provisions in Section 9.03 herein.

The Company shall, within two (2) Working Days after all conditions set forth above are satisfied (except those which shall be satisfied on the Payment Date pursuant to its terms), deliver a written notice (the “Notice on Full Satisfaction of Conditions to Payment of Share Subscription Price”, in the form attached hereto as Appendix II) to the Subscriber, notifying the Subscriber that such conditions have been satisfied.

SECTION 3.03        CONDITIONS PRECEDENT TO ISSUANCE AND REGISTRATION OF NEW SHARES

The Company’s obligation to issue and sell the New Shares to the Subscriber hereunder shall be subject to the satisfaction or written waiver by the Company of all of the following conditions on or prior to the Payment Date:

(a)                                 Representations, Warranties and Covenants. Certain representations and warranties of the Subscriber in this Agreement (i.e., Sections 5.01 and 5.02(a) in Exhibit 5) shall be true, accurate and not misleading as of the execution date of this Agreement, and shall be true, accurate and not misleading in all material respects on the Payment Date, and have the same force and effect as if they were made on the Payment Date; and

(b)                                 Approval and Consent. The CSRC shall have approved this Issuance pursuant to this Agreement and the supplementary agreement (if any) signed by the Parties for this Issuance.

Section 3.04        Issuance and Registration of New Shares

(a)                                 The Subscriber shall, as soon as possible after the execution of this Agreement, launch the opening of its A-share securities account, and timely notify the Company of the progress of the opening, and the Subscriber shall, within three (3) Working Days after it opens A-share securities account with CSDCC, notify the Company in writing of the opening of such account, and provide a proof for such opening.

(b)                                 The Company shall, within seven (7) Working Days after the Payment Date, obtain the capital verification report issued by a qualified accounting firm registered in the PRC which is engaged by it with respect to the Share Subscription Price paid by the Subscriber, and provide the Subscriber with a scanned copy of such capital verification report via email.

(c)                                  The Company shall, within ten (10) Working Days after the Payment Date, apply for going through the procedures for registering all of the New Shares under the Subscriber’s A-share securities account with CSDCC.  The Company shall cause CSDCC to register all of the New Shares under the Subscriber’s A-share securities account as soon as possible, and the Subscriber shall provide reasonable and necessary assistance and cooperation therefor.  The date when CSDCC registers all of the New Shares under the Subscriber’s A-share securities account shall be the registration date of the new shares (the “New Shares Registration Date”).

(d)                                 Within fifteen (15) Working Days after the New Shares Registration Date, the Company shall complete the formalities for listing the New Shares on the SZSE; within thirty (30) Working Days after the New Shares Registration Date, the Company shall register the change regarding this Issuance with the AIC.

SECTION 3.05        Shareholders’ Right

From the New Shares Registration Date, the Subscriber shall be entitled to all rights, interests and incomes in the New Shares, including without limitation sharing the undistributed profits accumulated prior to this Issuance with other shareholders of the Company in proportion to the percentage of the shares held by the Subscriber in the Company.

ARTICLE IV                                            REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to the Subscriber that, as of the execution date of this Agreement and the Payment Date, all representations and warranties in Exhibit 4 are true, accurate, complete and not misleading.

ARTICLE V                                                 REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER

The Subscriber hereby represents and warrants to the Company that, as of the execution date of this Agreement and the Payment Date, all representations and warranties in Exhibit 5 are true, accurate, complete and not misleading.

ARTICLE VI                                            COVENANTS

Section 6.01        Arrangements for Interim Period

(a)                                 The Company agrees and undertakes that, during the period from the execution date of this Agreement to the New Shares Registration Date, unless (i) otherwise agreed herein, or (ii) mutually agreed with the Subscriber, the Company shall:

(i)                                     carry out the Business under the normal operation model which is consistent with its past practices;

(ii)                                  comply with the PRC Laws and internal management policies of the Company;

(b)                                 without limiting Section 6.01(a) above, during the period from the execution date of this Agreement to the New Shares Registration Date, (i) otherwise agreed herein, or (ii) mutually agreed with the Subscriber:

(i)                                     no material change shall be made to the major Business of any Major Group Member; or

(ii)                                  the Company shall not amend any provision relating to the structure of its board of directors or voting right in its articles of association;

(c)                                  without limiting Section 6.01(a) above, during the period from the execution date of this Agreement to the New Shares Registration Date, the Company (or other Major Group Members) shall, to the extent possible, reach an agreement with the Subscriber for:

(i)                                     the performance of any material related party transaction between the Major Group Members; or

(ii)                                  the disposal of material assets by any Major Group Member.

Section 6.02        Information Access

From the execution date of this Agreement to the Payment Date, to the extent that the Company receives reasonable notice from the Subscriber, the Company shall: (a) allow the Subscriber and its authorized representatives to discuss with the management personnel of the

Major Group Members; and (b) provide the representatives of the Subscriber with the financial and operational data and other information (or the photocopies thereof) relating to the Business which may be reasonably requested by the Subscriber from time to time and which can be provided by the Company to the Subscriber in accordance with the applicable Laws; provided that any such access or provision of the information shall be conducted during the normal business hours of the Major Group Members, and shall not unreasonably interrupt the normal operation of the Major Group Members.  The Company shall and shall have the obligation to cause all Major Group Members and their representatives to render cooperation for the above information access by the Subscriber.

Section 6.03        Notice on Specific Event

The Company shall timely notify the Subscriber in writing of: (a) all events, circumstances and facts which might result in its breach of any of the representations, warranties or covenants hereunder, or which might render any of its representations or warranties hereunder untrue in any respect, and (b) any fact, change, condition and circumstance which is known to it and which will or is reasonably expected to render it impossible to satisfy any condition set forth in Section 3.02 herein.

Section 6.04        Non-Solicitation or Negotiation

The Company agrees that, except the transaction contemplated herein, from the execution date of this Agreement to (a) the New Shares Registration Date, or (b) the termination of this Agreement (whichever is earlier, the “Interim Period”), if the Company or any Major Group Member intends to conduct any of the following transactions with any person other than the Group Members: (A) any acquisition or obtaining in any other way of all or any part of the shares or equities in a Major Group Member or the major assets or Businesses of a Major Group Member, (B) any transaction involving a merger or consolidation of a Major Group Member, the Company shall, in this regard, fully communicate with the Subscriber and reach an agreement to the extent possible.

Section 6.05        Use of Raised Funds

The projects invested with the funds raised in this Issuance shall be the arrangements currently proposed by the Company in light of its own needs, and such arrangements may be adjusted accordingly by the Company after following relevant procedures in accordance with the law, based on the approval situation and the change of market conditions and other factors.

Section 6.06        Issuance of New Shares

(a)                                 As of the New Shares Registration Date, the New Shares represents nineteen point ninety-nine percent (19.99%) of the total share capital of the Company on a fully diluted basis;

(b)                                 As of the New Shares Registration Date, all of the New Shares shall be duly authorized and validly issued, and the Subscriber will obtain the legal, valid, full and exclusive ownership of all of the New Shares, free of any Encumbrance (except the limitation on Transfer set forth in Section 6.07 herein), and with no obligation to make additional investment in or contribution to the Company under any Law or contract.  The issuance of the New Shares by the Company violates no pre-emptive right.

Section 6.07        Limitation on Transfer of New Shares And Holding of Additional Shares By Subscriber

(a)                                 Within thirty-six (36) months from the New Shares Registration Date (the “Lock-up Period”), the Subscriber shall not Transfer or sell the New Shares.  The Subscriber shall, pursuant to the applicable Laws and relevant rules and requirements of the CSRC and the SZSE, issue relevant lock-up covenants for the New Shares subscribed by it in this Issuance (the “Lock-up Covenant”) and handle the lock-up for the New Shares.  During the period of the Lock-up Covenant, the Subscriber shall not Transfer the New Shares subscribed by it under this Agreement.

(b)                                 In no event shall the Subscriber Transfer or sell the shares it holds in the Company to a competitor of the Company.  For the purpose of this section, a competitor of the Company shall mean any of the Persons and their Affiliates on the competitor list provided by the Company to the Subscriber on the execution date of this Agreement (the “Initial List”), and the Company may update the Initial List for once at the end of any calendar year.  For the avoidance of doubt, the Transfer by the Subscriber of the shares in the Company by centralized bidding shall not be subject to this Section 6.07(b).

(c)                                  Upon completion of this Issuance, without prior written consent of the Company, none of the Subscriber or its Affiliates shall in any way hold additional shares in the Company, except where: (i) the holding of additional shares is caused by the dividend distribution or rights issue by the Company to all of its shareholders; or (ii) Mr. Zhang Jindong or the Person designated by Mr. Zhang Jindong ceases to be the actual controller of the Company.

Section 6.08        Maintenance of Listing Status

Except with approval by the resolution of the shareholders’ meeting of the Company or due to any other factors which are beyond the control of the Company, the Company undertakes to continuously comply with the requirements of the PRC laws, the CSRC and the SZSE regarding listed companies (including appropriately filing with the SZSE for record all notices, reports, announcements, statements and other documents which are required by the SZSE with respect to the companies listed on the SZSE), and prior to the New Shares Registration Date and within six (6) years after the New Shares Registration Date, to maintain the listing status and qualification of the Company.

Section 6.09        Confidentiality

(a)                                 Unless otherwise agreed in writing by the Parties, the Parties shall not and shall cause their Affiliates and Representatives not to directly or indirectly disclose or permit the disclosure of (i) the existence or contents of this Agreement, this Issuance, or the transaction contemplated under this Agreement, (ii) any terms, conditions or other respects of this Agreement, this Issuance or the transaction contemplated under this Agreement, or (iii) the negotiation regarding this Agreement, this Issuance or the transaction contemplated under this Agreement (the “Confidential Information”).

(b)                                 Notwithstanding the foregoing, the Parties may (i) only for the purpose of its own use, disclose the Confidential Information to the employees, officers, directors, partners, agents, accountants, legal counsels, representatives or advisors of the Parties (the “Representatives”) who have a need to know the Confidential Information, provided that such Party shall ensure such Representatives are aware of and undertake the same confidentiality obligation; (ii) pursuant to the provisions of the applicable Laws and applicable rules of the stock exchange, disclose to any relevant Government Authority or the stock exchange the Confidential Information which shall be disclosed as required by applicable Laws; and (iii) to the extent reasonable and necessary for any Party to comply with applicable anti-trust and Tax Law, as required by applicable Laws or Government Authority, such Party may disclose the information relating to the transaction contemplated hereunder, provided that in the case of Item (iii), the disclosing party shall (to the extent permitted by applicable Laws), within a reasonable time limit prior to the disclosure, discuss with the other Party and make its best commercial efforts to ensure the disclosed information is kept confidential.

(c)                                  The Parties shall, pursuant to the requirements of the CSRC and the SZSE, perform the information disclosure obligation relating to this Agreement and the transaction contemplated hereunder.  The Company shall, subject to compliance with the Laws, confirm with the Subscriber in advance the contents relating to this Agreement or this Issuance which propose to be disclosed.

Section 6.10        No Promotion

Without prior written consent of the Subscriber or its Affiliates, regardless of whether the Subscriber directly or indirectly holds any shares in the Company, the Company shall not and shall cause its Affiliates not to, for marketing, advertising, promotion or other purposes, use, publish or copy the name of the Subscriber or any of its Affiliates (including without limitation “阿里巴巴”, “淘宝”, “阿里”,  “全球速卖通”, “淘”, “天猫” , “一淘” , “聚划算”, “阿里旅行 去啊”, “阿里妈妈”,  “阿里云”,  “云OS”, “万网”,  “口碑” , “虾米” , “蚂蚁金服” , “蚂蚁” , “支付宝” , “小微金服” , “1688” , “来往”, “一达通” , “友盟” , “酷盘” ,  “天天动听” , “优视” , “高德” , “去啊”, “钉钉”, “余额宝”, “招财宝”,  “芝麻信用”, “Alibaba”, “Taobao” , “Ali” , “AliExpress” ,  “Tao” ,  “Tmall” , “eTao” , “Juhuasuan” , “Alitrip”, “Alimama” , “Aliyun” , “YunOS” , “HiChina”, “Koubei” , “Xiami” , “Ant Financial” , “Ant” ,  “Alipay” , “Xiao Wei Jin Fu” , “Laiwang” , “OneTouch” , “Umeng” , “Kanbox” , “Kupan” , “TTPOD” , “UCWeb” , “UC” , “AutoNavi” , “Alitrip” , “DingTalk”, “Yu’e Bao”, “Zhaocaibao”, “Sesame Credit”, “11 Main” which is individually or in combination, and subsidiary marks and graphic patterns of the above brands (including without limitation the smiling face of Alibaba Group, the bull design of Alibaba Network, ant design of Taobao, design of Taobao doll, cat design of Tmall, design of Juxiaomeng doll of Juhuasuan, ant design of Ant Financial, lion and Zhi Xiaobao designs of Alipay, ingot design of Zhaocaibao and sesame design of Sesame Credit))

or any similar company name, firm name, trademark, product or service name, domain name, graphic mark, mark, logo or any specific description which enables any third party to identify the Subscriber or any of its Affiliates.  In accordance with Section 9.05 herein, the liabilities and obligations of the Company under this section shall survive the termination of this Agreement and shall have full binding force.

Similarly, without prior written consent of the Company or its Affiliates, the Subscriber shall not and shall cause its Affiliates not to, for marketing, advertising, promotion or other purposes, use, publish or copy the name of the Company or any of its Affiliates (including without limitation 苏宁, s苏宁, S + 苏宁+ S + Suning, S+苏宁+Suning, 苏宁+S+SUNING, SUNING苏宁, 蘇寧, 苏宁电器, 苏宁云商, 苏宁易购, e苏宁易购, e 苏宁易购SUNING.CN, e苏宁易购www.suning.cn, 苏宁易购 www.suning.cn, 苏宁易购www.suning.cn, 苏宁众包, 苏宁云店, 苏宁云台, 苏宁云购, 苏宁微店, 苏宁团店, 苏宁闪店, 云苏宁购无界, 电器专家+picture, 苏宁3C, 苏宁3C+, 苏宁电脑, 苏宁手机, 苏宁数码, 苏宁通讯, 苏宁银河, 苏宁首秀, 苏宁精品店, 苏宁私享家, 苏宁优立方,  苏宁3C+, 苏宁3c帮客, 苏宁it帮客, 苏宁帮客, IT帮客, 苏宁电脑, 苏宁音响, 苏宁5S阳光服务, 苏宁阅读, 苏宁电器广场, 苏宁广场, 苏宁国际广场, 苏宁好买家, 苏宁家电, 苏宁超市, 易付宝, 零钱宝, 苏宁易付宝, 苏宁团团赚, 苏宁电器至真至诚阳光服务, 苏宁服务易栈, 缤购, 阳光包, 阳光保, 红孩子, 红婴孩, 乐购仕, 乐购思, 乐购仕生活广场, SUNING, Suning.com, 苏宁易购suning.com and lion design (square eyes), 苏宁易购suning.com and lion design (round eyes), suning.com and lion design, SUNING+Digital, SUNINGELITE, e苏宁易购www.suning.cn, 易购SUNING.CN, SUNINGPLAZA, SUNINGWISDOMVALLEY, WWWCNSUNINGCOM, Image Vision, musicmax, MUSICVOX, ASOBIT CITY, ASOBIT TOWN, ASOBITCITY(variation), ASOBITCITY(graph), LAOX LIFE, LAOX, laox, Expo超级旗舰店(graph), , redbaby and graph, redbaby graph, 缤购, BINGGOCOM which is individually or in combination, and the names and graphs of the APPs developed by the Company, or any similar company name, firm name, trademark, product or service name, domain name, graphic mark, mark, logo or any specific description which enables any third party to identify the Company or any of its Affiliates.  In accordance with Section 9.05 herein, the liabilities and obligations of the Subscriber under this section shall survive the termination of this Agreement and shall have full binding force.

Section 6.11        Further Action

The Parties shall make all reasonable efforts, take or cause the taking of all necessary and proper actions, perform or cause the performance of all necessary, proper or advisable matters under applicable Laws, and execute and deliver all necessary documents and other instruments, in order to perform the provisions in this Agreement and consummate the transaction contemplated under this Agreement.  In particular, the Company shall (i) perform all proper and timely acts, convene the shareholders’ meeting, and submit the matters relating to this Issuance to the shareholders’ meeting for deliberation; and (ii) file an application to relevant competent authorities with respect to this Issuance for examination and approval, and subject to compliance with the Laws, prior to submitting the relevant materials, the Company shall fully discuss and reach an agreement with the Subscriber with respect to the contents relating to the Subscriber therein, and give a prior notice to and update the Subscriber on the communication with the competent authorities; the Subscriber shall have the right, where appropriate and feasible, to designate representatives to participate in the interviews or meetings between the Company and relevant competent authorities with respect to this Issuance.

Section 6.12        ELECTION OF DIRECTORS

Within five (5) Working Days after the New Shares Registration Date, the Company shall give a notice of convening the shareholders’ meeting, in order to deliberate on the re-election of members of the board of directors.  The director candidates shall include two (2) candidates nominated by the Subscriber for non-independent directors.

ARTICLE VII                                       RIGHTS OF SUBSCRIBER AS INVESTOR

Section 7.01                            Nomination to Board

Upon the completion of this Issuance, the board of the Company shall be composed of no more than nine (9) directors.  On condition that the Subscriber has not transferred or sold any shares of the Company, if the Subscriber holds no less than fifteen percent (15%) shares of the Company, the Subscriber shall have the right to nominate two (2) non-independent directors; if the Subscriber holds less than fifteen percent (15%) but more than ten percent (10%) shares of the Company, the Subscriber has the right to nominate one (1) non-independent director.  If the Subscriber has transferred or sold any shares of the Company, the Subscriber has the right to nominate one (1) non-independent director as long as the Subscriber holds no less than ten percent (10%) shares of the Company.  Subject to the Laws of the PRC and the articles of association of the Company, the persons so nominated shall be the directors of the Company if approved by the shareholders’ meeting of the Company.

Section 7.02                            Right of First Refusal

Upon the completion of this Issuance, if the Company intends to further issue any securities, without any violation of the applicable the Laws of the PRC and the articles of association of the Company, the Subscriber shall have the right of first refusal to subscribe for the securities to be issued by the Company at the same price and conditions offered to any other Persons, to ensure that the proportion of shares held by the Subscriber in the Company immediately before such issuance of securities on a fully diluted basis shall remain unchanged immediately after the completion of such issuance of securities.

Section 7.03                            Right to Information

Without any violation of the applicable Laws and the internal management rules of the Company, upon reasonable request of the Subscriber, the Company shall provide necessary assistance to the Subscriber or its consultant, to enable the Subscriber to meet any requirements for preparing its accounting report, internal audit or compliance.  The Company shall comply with the applicable Laws and listing rules and publish quarterly, semi-annual and annual reports of the Company within such period as required thereunder.

ARTICLE VIII                                  INDEMNIFICATION

Section 8.01              Liability for Indemnification

(a)                                 If a Party (“Breaching Party”) commits a violation of any of its representations, statements, warranties, undertakings, covenants or obligations under this Agreement, the Breaching Party shall indemnify the other Party (“Non-Breaching Party”) from and against any and all losses, damages, costs and expenses, interests and penalties suffered by or incurred to the Non-Breaching Party due to such breach.

(b)                                 Notwithstanding the above, unless the indemnification payable to the Non-Breaching Party due to the Breaching Party’s violation of any of its representations, statements, warranties, undertakings, covenants or obligations under this Agreement is, in the aggregate, more than one point five percent (1.5%) of the total share subscription price, the Breaching Party shall not be liable to the Non-Breaching Party for indemnification.

(c)                                  For all claims with respect to the representations and warranties made by the Company in Article IV of this Agreement, the indemnification is limited to the maximum amount as follows:

(1)                                 in relation to the representations and warranties under Sections 4.01, 4.03, 4.04 and 4.05 of Exhibit 4 hereto, 100% of the Share Subscription Price;

(2)                                 in relation to any other representations and warranties made by the Company under Article IV of this Agreement, twenty percent (20%) of the Share Subscription Price.

For the avoidance of any doubt, the Company shall not be liable for any indemnification exceeding the maximum amount as set out above.

Section 8.02              Other Remedies

The Parties agree that the indemnification as provided for in Section 8.01 shall not be the sole remedy available to the Non-Breaching Party in case of any violation by the Breaching Party of any of its representations and warranties under this Agreement or any failure by the Breaching Party to fulfill and comply with any of its undertakings and covenants under this Agreement.  If the Breaching Party fails to duly perform or violates any provisions of this Agreement, the Non-Breaching Party may seek for any other rights or any and all other remedies available pursuant to this Agreement and the Laws of the PRC applicable to this Agreement.

ARTICLE IX                                           EFFECTIVENESS AND TERMINATION

Section 9.01              Effectiveness

This Agreement shall be concluded upon its execution by the Parties by affixing their common seal hereto.  Articles I, IV, V, VI (except for Sections 6.05, 6.07, 6.08 and 6.12), VIII, IX and X shall become effective upon its execution by the legal representative or authorized representative of each of the Parties by affixing their names or common seal, and the remaining Articles of this Agreement regarding this Issuance shall become effective on the date on which all of the following conditions (“Effectiveness Conditions”) are met or satisfied:

(a)                                 the board of directors and the shareholders’ meeting of the Company shall have approved this Issuance; and

(b)                                 CSRC shall have approved this Issuance pursuant to this Agreement and a supplementary agreement (if any) between the Parties with respect to this Issuance.

Section 9.02              Cooperation to Satisfy Effectiveness Conditions

(a)                                 The Parties will cooperate with each other to take all necessary actions and measures (including execution of specific documents and execution and delivery of any other necessary or reasonable documents from time to time in accordance with general principles of this Agreement and based on actual demands) to effect the Effectiveness Conditions as soon as possible.  The Company shall take all appropriate and prompt actions to convene a shareholders’ meeting to which any matters concerning this Issuance shall be submitted for review and approval.  The Parties shall apply this Issuance to the competent Government Authority for review and approval.  Subject to the Laws, the Company shall, before its submission of any documents, negotiate and reach an agreement with the Subscriber on any provisions of such documents concerning the Subscriber and notify the Subscriber in advance of, and update the Subscriber with, any communication with the competent Government Authority.

(b)                                 If one of the Effectiveness Conditions has been satisfied, the Company shall, within three (3) Working Days after it has become aware that such Effectiveness Condition has been satisfied, notify the Subscriber in writing of the same and provide a copy of all relevant documents showing that the Effectiveness Condition has been satisfied.  In addition, the Parties agree not to, and shall ensure that they and their Affiliates shall not, enter into any transactions, or take any actions, which may prevent, delay or interfere with the full effectiveness of this Agreement, until this Agreement enters into full force and effect.

(c)                                  If any of the Effectiveness Conditions is not satisfied due to any failure by a Party to perform in good faith or to do its reasonably commercial efforts to cause any of the Effectiveness Conditions to be satisfied, such Party shall not terminate this Agreement or be exempt from performing or assuming any of its obligations or duties under this Agreement on the ground that the Effectiveness Conditions have not been satisfied.

Section 9.03              Effectiveness Notice

Within five (5) Working Days from the day on which the Company has become aware that all of the Effectiveness Conditions have been satisfied or on any other dates as otherwise agreed by the Parties, the Company shall send a written notice to the Subscriber of the satisfaction of all of the Effectiveness Conditions (“Effectiveness Notice”) in such a form as set out in Appendix III hereto, attaching all relevant documents showing the satisfaction of all of the Effectiveness Conditions, details of a bank account as designated by the Company to receive the Share Subscription Price and any other documents as required by the Subscriber for the purpose of investment.

Section 9.04              Termination

This Agreement may be terminated at any time prior to the Payment Date as follows:

(a)                                 the Subscriber shall be entitled to terminate this Agreement, if, between the execution date of this Agreement and the Payment Date: (i) certain event or circumstance occurs that has caused the failure to satisfy any of the conditions under Section 3.02, or (ii) the Company makes a general assignment for the benefit of its creditors, or (iii) any legal proceedings have been initiated by or against the Company to declare the entering into bankruptcy proceedings, bankruptcy or insolvency of the Company, or to carry out liquidation, winding-up, reorganization or debt restructuring for bankruptcy, insolvency or reorganization pursuant to any Laws, and any of the foregoing has not been cured or removed within fifteen (15) Working Days after a written notice of the same has been sent by the Subscriber;

(b)                                 the Company or the Subscriber shall be entitled to terminate this Agreement if this Issuance does not take place within twenty-four (24) months or any period extended by the Parties through mutual agreement following the execution date of this Agreement, provided that the right to terminate this Agreement under this Section 9.04(b) shall not be available to a Party whose failure to substantially perform hereof has been the primary cause of or resulted in the failure of this Issuance to occur on or before that date;

(c)                                  the Company or the Subscriber shall be entitled to terminate this Agreement if any competent Government Authority has issued any valid orders, statutes or rulings, or has taken any other actions, to restrict, prevent or otherwise prohibit this Issuance;

(d)                                 the Company shall be entitled to terminate this Agreement if the conditions for payment of the Share Subscription Price have been satisfied but the Subscriber fails to pay the Share Subscription Price within fifteen (15) Working Days after the day on which such conditions have been satisfied; or

(e)                                  upon the mutual agreement in writing of the Parties.

Section 9.05              Survival of Certain Sections

If this Agreement is terminated pursuant to Section 9.04, this Agreement shall become invalid immediately and neither Party shall be subject to any obligations and duties, provided that (a) the provisions of Section 6.09, Section 6.10, Article VIII, Section 9.04, Section 9.05 and Article X shall survive the termination of this Agreement, and (b) no provisions of this Agreement shall release a Party from any obligations and duties to be assumed by it due to any breach of this Agreement prior to the termination of this Agreement.

ARTICLE X                                                MISCELLANEOUS

Section 10.01       Fees

Each Party hereto shall bear its own fees, costs and expenses (including but not limited to those for legal advisor and financial advisor) incurred in connection with the preparation, execution and performance of this Agreement and this Issuance.

Section 10.02       Taxes

Each Party hereto shall declare and pay the Taxes imposed on it pursuant to all applicable Laws airing out of or in connection with the execution and performance of this Agreement and implementation of any transactions contemplated hereby.

Section 10.03       Assignment

This Agreement shall be binding upon and inure for the benefit of successors and assigns of each Party hereto.  Neither Party may assign this Agreement without the prior written consent of the other Party.

Section 10.04       Entire Agreement

This Agreement and any other documents to be delivered hereunder (including Appendices I to III, Exhibits 4 to 5 ) constitute the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersede any previous written or oral agreement and covenant between the Parties with respect to the subject matter hereof.

Section 10.05       Severability

If any terms or other provisions of this Agreement are held to be invalid, illegal or unenforceable pursuant to any Laws or public policies, all of the remainder terms and provisions of this Agreement shall remain in full force and effect as long as any transactions contemplated hereby have not been affected, in financial or legal respect, in a manner which may have an material adverse effect on a Party.  When any terms or other provisions hereof are held to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effectuate the original intention of the Parties as closely as possible in an acceptable way so that the transactions contemplated hereby can be completed to a maximum extent.

Section 10.06       Waiver

Either Party hereto may (a) extend time for other Party to perform its obligations hereunder or take any other actions, (b) waive its right to require the other Party to be liable for any inaccurate representations and warranties made by the other Party in this Agreement or any documents to be delivered under this Agreement, or (c) waive its right to require the other Party to comply with any covenants in this Agreement or satisfy any conditions precedent to any obligations hereunder.  No such extension or waiver shall be valid unless expressively set out in any written documents signed by the Parties bound upon by such extension or waiver.  No waiver of any term or condition of this Agreement shall be deemed as a waiver of its right to any subsequent breach of the same term or conditions, or a waiver of its right to the same term or condition subsequently, or a waiver of its right to any other terms or conditions of this Agreement.  No failure of a Party to claim any of its rights hereunder shall constitute a waiver of the Party of such right.  All rights and remedies available under this Agreement are cumulative and addition to any other rights or remedies otherwise available.

Section 10.07       Amendment

This Agreement shall not be amended or modified unless by (a) a written document signed or sealed by the Parties or their respective authorized representative or (b) a waiver made pursuant to Section 10.06.

Section 10.08       No Third Party Benefit

This Agreement shall be binding upon and inure for the benefit of the Parties and their respective successors and permitted assigns.

Section 10.09       Notice

All notices required or permitted under this Agreement shall be made in writing and deemed to have been duly given:

(a)                                 if delivered personally, when given to the other Party to which the notice is sent under this Agreement;

(b)                                 if sent by facsimile with a confirmation of transmission, when a confirmation of transmission is received if sent during normal business hours of the addressee; or on the second (2nd) Working Day after sending if sent out of business hours of the addressee;

(c)                                  if sent by courier service, three (3) days after given to the courier service; or

(d)                                 if sent by e-mail, when sent to the server of the other Party to which the notice is sent under this Agreement

All communication shall be sent to the following addresses or any other addresses notified by a Party to the other Party in writing ten (10) days in advance:

If to the Company:
Attention:
Address:	Suning Commerce Group Co., Ltd.
Tel:
Fax:
E-mail:

If to the Subscriber:
Attention:	Legal Department
Address:
Tel:
Fax:
E-mail:

For the avoidance of doubt, any written notice or communication required to be sent by the Company to the Subscriber under this Agreement shall be deemed to have been duly made if sent by email, in the form of text and/or attachment, to such an email box as designated by the Subscriber from such an email box as designated by the Company, without affixing thereto the Company’s seal; and a written reply shall deemed to have been made if sent by email to the Company by the Subscriber from the email box as designated under this Section 10.09, in the form of text and/or attachment, without affixing thereto the Subscriber’s seal.  The Subscriber shall reply as soon as possible after having received such notice.  All notice or communication sent by the Company to the Subscriber shall be deemed to have been consented by the Subscriber in writing if not replied by the Subscriber within 2 Working Days after such notice is given.  If either Party intends to change the email box designated by it, it shall send a notice of change to the email box designated by the other Party 2 Working Days in advance.

Section 10.10       Counterparts

This Agreement shall be executed in eight (8) counterparts, with one (1) held by the Company, one (1) held by the Subscriber and the remaining kept by the Company for handling relevant governmental procedures, each of which shall be deemed an original with equal effect.

Section 10.11       Governing Law and Dispute Resolution

(a)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the PRC.

(b)                                 Any dispute arising out of the execution of, or in connection with, this Agreement (“Dispute”) shall be resolved in first instance through consultation between the Parties.  The requesting Party shall inform the other Party immediately of the Dispute explaining the nature thereof by sending a notice with a specific date.  If the Dispute cannot be resolved within thirty (30) days following the date of the notice, the Dispute shall be submitted by either Party to a court having jurisdiction thereof for litigation.

Section 10.12       Language

This Agreement is made in Chinese.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the first date written above.

Suning Commerce Group Co., Ltd.
(seal)

Signed by: [Corporate Seal] /s/ Ren Jun
Name:
Position:

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the first date written above.

Taobao (China) Software Co., Ltd.
(seal)

Signed by: [Corporate Seal]
Name:
Position:

APPENDIX I

Form of Letter of Acknowledgement for Share Subscription

Letter of Acknowledgement for Share Subscription

This Letter of Acknowledgement for Share Subscription (this “LOA”) is signed by the Company at      on                , 201  .

Whereas

1                               The Company and the Subscriber entered in a Share Subscription Agreement on August 8, 2015 (“Share Subscription Agreement”);

2                               [Information of ex-dividend and ex-right of the Company (if any)];

3                               Pursuant to Section 9.03 of the Share Subscription Agreement, the Company sent to the Subscriber the Effectiveness Notice on the date of this LOA.

Pursuant to Article II of the Share Subscription Agreement, the Company hereby acknowledges that:

The Share Subscription Quantity of this Issuance is [   ] and the Subscription Price Per Share is RMB [   ].  The Share Subscription Price payable by the Subscriber is RMB [   ].

Unless otherwise provided for herein, the capitalized terms used herein shall have the same meanings ascribed to them in the Share Subscription Agreement.

[The Remainder of this Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Party hereto have caused this LOA to be executed as of the first date written above.

Suning Commerce Group Co., Ltd.

(seal)

Signed by:

Name:

Position:

APPENDIX II

Notice on Full Satisfaction of Conditions to Payment of Share Subscription Price

To: Taobao (China) Software Co., Ltd.

Address: 5th Floor, 3# Building, 969 Wenyi West Road, Yuhang District, Hangzhou City, Zhengjiang Province

Attention: Legal Department

Fax: 0571-86561717

Date:               , 201

Dear Sir or Madam,

We refer to the Share Subscription Agreement between Suning Commerce Group Co., Ltd. and Taobao (China) Software Co., Ltd. dated August 8, 2015 (“Share Subscription Agreement”).  The capitalized terms used herein shall have the same meanings ascribed to them in the Share Subscription Agreement.

Pursuant to Section 9.03 of the Share Subscription Agreement, we hereby notify you that:

(1)             certain representations and warranties made by the Company in the Share Subscription Agreement (Sections 4.01, 4.02(a), 4.06, 4.07(b), 4.12(a), 4.14(a) and (b) and 4.17 of Exhibit 4) are true, accurate and not misleading as of the execution date of the Share Subscription Agreement, and shall be true, accurate and not misleading in all material respects as of the Payment Date and have same effect as if the same were made on the prior to the Payment Date under the Share Subscription Agreement have been fulfilled in all material respects;

(2)             no one or more events have occurred which may individually or collectively cause a Material Adverse Effect, and no events are reasonably expected to occur which may individually or collectively cause a Material Adverse Effect;

(3)             except for Section 3.02(e), all conditions to payment of the Share Subscription Price under Section 3.02 of the Share Subscription Agreement are satisfied on           , 201  .

[The Remainder of this Page Intentionally Left Blank; Signature Page Follows]

Regards,

Suning Commerce Group Co., Ltd.

By:

Name:

Position:

List of Schedules

1.                  A copy of an approval issued by CSRC approving this Issuance; and

2.                  Effectiveness Notice.

APPENDIX III

Form of Effectiveness Notice

Effectiveness Notice

To: Taobao (China) Software Co., Ltd.

Address: 5th Floor, 3# Building, 969 Wenyi West Road, Yuhang District, Hangzhou City, Zhengjiang Province

Attention: Legal Department

Fax: 0571-86561717

Date:               , 201

Dear Sir or Madam,

We refer to the Share Subscription Agreement between Suning Commerce Group Co., Ltd. and Taobao (China) Software Co., Ltd. dated August 8, 2015 (“Share Subscription Agreement”).  The capitalized terms used herein shall have the same meanings ascribed to them in the Share Subscription Agreement.

Pursuant to Section 9.03 of the Share Subscription Agreement, we hereby notify you that:

(1)                       The Effectiveness Conditions as set forth in Section 9.01 of the Share Subscription Agreement are satisfied on           , 201  , with relevant evidence documents attached hereto.

(2)                       Information of the bank account designated by us to receive the Share Subscription Price is as follows:

Bank:	[ ]

Address:	[ ]

Account No.:	[ ]

Account Name:	[ ]

SWIFT CODE:	[ ]

Regards,

Suning Commerce Group Co., Ltd.

By:

Name:

Position:

List of Schedules:

1.                  A board resolution of the Company approving this Issuance;

2.                  A resolution of shareholders’ meeting of the Company approving this Issuance;

3.                  An approval issued by CSRC approving this Issuance; and

4.                  Approvals issued by other governmental authorities if necessary.

EXHIBIT 4

Representations and Warranties of Company

The Company hereby represents and warrants to the Subscriber, other than those set forth in any documents announced or disclosed three years prior to the execution date of this Agreement (i.e. from August    , 2012) (except for any forward-looking representations or disclaimers contained in the documents announced or disclosed, or non-specific risk disclosure contained in risk disclosure, but not excluding any factual information disclosed therein):

Section 4.01                             Organization and Authority.  The Company is a company limited by shares duly organized, validly existing and in good standing under the Laws of the PRC.  The Company has all requisite power and authority and full legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Subject to the Effectiveness Conditions as set forth in this Agreement, all necessary corporation actions have been taken for the authorization of the execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered, and, if the Subscriber has duly authorized, executed and delivered this Agreement, subject to Section 9.01 of this Agreement, this Agreement constitutes its legal, valid and binding obligations and is enforceable against it in accordance with its terms.  The Company is not in winding-up, or becomes bankrupt and insolvent, or is unable to pay its debts as they fall due.  The Company has not entered into any liquidation or taking-over proceedings under the Laws of the PRC.  There are no petitions filed, orders made, valid resolutions adopted or any other actions taken in relation to its liquidation, winding-up, declaration of bankruptcy or any other similar events.

Section 4.02                             Non-Contravention.  The execution, delivery and performance by the Company of this Agreement (a) is not in any breach or violation of or in conflict with any provisions of its articles of association or any other constitutional documents; (b) is not in any breach or violation of the applicable Laws or the Government Orders (or results in any single event or a series of events which may cause a Material Adverse Effect due to such Laws or Government Orders), causing a Material Adverse Effect on the Company; or (c) results in any violation or breach of any Material Contracts, documents or arrangements to which it is a party or which is binding on any of its assets, or constitute a default under, or give rise to any rights of termination, modification, acceleration of performance, suspension, withdrawal or cancellation of such contracts, documents or arrangement, or result in the creation of any Encumbrance upon any equity interests or assets of any Group Members under such contracts, documents or arrangements, which may cause a Material Adverse Effect on the Company.

Section 4.03                             Consents and Approvals.  No consents, permits or authorizations are required from any other Persons (including creditors, but excluding the Government Authority) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for those which, if not obtained, will not cause a Material Adverse Effect.

Section 4.04                             Key Group Members other than the Company.  Each of the key

Group Members, other than the Company, is a limited liability company or a company limited by shares duly organized, validly existing and in good standing under the Laws of the place where it is incorporated, and is not in winding-up, or becomes bankrupt and insolvent, or is unable to pay its debts as they fall due, and has not entered into any liquidation or taking-over proceedings under the Laws of the place where it is incorporated. There are no petitions filed, orders made, valid resolutions adopted or any other actions taken in relation to its liquidation, winding-up, declaration of bankruptcy or any other similar events.

Section 4.05                             Capital Structure.  The total share capital of the Company is 7,383,043,200 ordinary shares as of the execution date of this Agreement, all of which have been duly authorized and issued without any additional obligation of capital contribution.  The registered capital of each of the key Group Members has been paid up in full or paid by installment in accordance with the Laws and the provisions of its articles of association; the payment of the registered capital is in compliance with the Laws and the provisions of its articles of association; none of its shareholders have any additional obligation to make further capital contribution other than that which has not been paid as it does not fall due.

Section 4.06                             Compliance with Laws.  Each of the key Group Members has carried out its Business in compliance with all applicable Laws and Government Orders and none of its business activities are in violation of such Laws and Government Orders in any material respects or may result in any illegal actions causing a Material Adverse Effect.  Each of the key Group Members has obtained all of the Government Approvals, in any respects, necessary for it to carry out its business activities and is not in violation of such Government Approvals, and all of such Government Approvals are valid.  There are no reasons or circumstances which may cause such Government Approvals to be invalid or withdrawn, except for any circumstances which will not cause a Material Adverse Effect.

Section 4.07                             Demands.

(a)          Except for those disclosed on any statutory disclosure media (not subject to the three-year period as set forth above), there are no outstanding or (to the knowledge of the Company) potential Demands (including those made by or to the Government Authority) against or concerning any of the Group Members or their assets.  None of the Group Members or their assets are subject to any Government Orders which may cause a Material Adverse Effect.

(b)          There are no Demands against any of the Group Members, whether occurred or likely to occur, which are reasonably expected to impose restrictions on this Issuance, or make any material change to the substantially commercial terms of this Issuance (i.e. Article II and Section 6.07 of this Agreement), or likely cause this Issuance not to be consummated, or likely constitute a Material Adverse Effect.

Section 4.08                             Material Contracts.  The Material Contracts of each of the Group Members: (a) are legally formed and binding on all parties thereto and in full force and effect; and (b) shall remain in force and effect after the closing of the transactions contemplated hereby and will not result in a Material Adverse Effect due to this Issuance.  To the knowledge of the Group Members or the Company, none of the counterparties to the Material Contracts are in material violation of the Material Contracts.  All of the Material Contracts executed by the Group

Members are duly disclosed in accordance with the applicable Laws of the PRC.

Section 4.09                             Assets.  Except for those disclosed on any statutory disclosure media (not subject to the three-year period as set forth above), each of the Group Members legally owns its own Real Property used or to be used in the course of the Business, and there are no Encumbrances over such assets which may have a Material Adverse Effect.  Each material Leased Real Property is a subject matter of valid and binding leases between the lessor (as one party) and the Group Member (as the other party).  In relation to each of such leases, (1) it is valid, binding and enforceable in accordance with its terms under applicable Laws; (2) the lessor thereto owns, or is authorized by the owner of the Leased Real Property to rent out, the Leased Real Property, except for any circumstances which will not have a Material Adverse Effect.

Section 4.10                             Intellectual Property.  (i) Each of the Group Members owns all rights and interest in the main Intellectual Property solely owned by it.  There is no Encumbrance over such main Intellectual Property.  Each of the Group Members has the right to use the Intellectual Property owned by it without limitation in its continuing business; (ii) each of the Group Members is duly licensed to use the Intellectual Property licensed to it and the licensor thereof has not terminated the license during the period of license; (iii) none of the Intellectual Property now used by each of the Group Members is held to be invalid or unenforceable; (iv) each of the Intellectual Property registered with the Government Authority is in compliance with the applicable Laws and all filing, payment and other actions to be done or taken to maintain such Intellectual Property in full force and effect have been done, provided that matters which will not cause a Material Adverse Effect are excluded under items (ii) to (iv).  To the knowledge of the Company: (a) neither the operation of the Business of the Group Members nor the use of the Intellectual Property has infringed or misappropriated the Intellectual Property of any third party or conflicted with the Intellectual Property of any third party Person, and there are no claims by any third party in relation to the foregoing; (b) no Persons are doing anything which may infringe the Intellectual Property of the Group Members; (c) none of the Intellectual Property of the Group Members is subject to any Government Orders which may impose restrictions on the use thereof or have an effect on the validity or enforceability thereof, provided that matters which will not cause a Material Adverse Effect are excluded under items (a), (b) and (c).

Section 4.11                             Taxes.  Each of the Group Members is in compliance with the Tax Laws in all material respects for the period since its establishment or within any statutory retrospective limitation periods, whichever is longer.

Section 4.12                             Financial Statement.

(a)                       The audited consolidated annual balance sheets of the Company for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and the audited consolidated profit statements and cash flow statements of the Company in connection therewith, together with all the notes and exhibits thereto, which have been disclosed by the Company, and the unaudited consolidated half-year balance sheet of the Company as of June 30, 2015 and the unaudited consolidated profit statement and cash flow statement of the Company in connection therewith, together with all the notes and exhibits thereto: (i) have been prepared in accordance with the PRC GAAP and past practices of the Company applied on a consistent basis;

and (ii) present a true, accurate and fair view in all material respects of the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the periods covered thereby.

(b)                       Unless set forth in the audited consolidated balance sheet for the fiscal year ended December 31, 2014 (including all the notes and exhibits thereto), the Group Members have no material Indebtedness of any kind, except for the Indebtedness (i) incurred in the course of the normal business activities since December 31, 2014; or (ii) reflected in the unaudited consolidated half-year balance sheet of the Company as of June 30, 2015 and the unaudited consolidated profit statement and cash flow statement of the Company in connection therewith, together with all the notes and exhibits.

Section 4.13                             No Specific Changes.  Except for the execution, negotiation and performance of this Agreement and each other agreement and document executed and delivered by the Parties hereto or their respective Affiliates in relation to or in connection with the transactions contemplated under this Agreement, since June 30, 2015, the Key Group Members have continued to carry out their business operations in the ordinary and usual course of business consistent with past practice in all material respects.  There are no events, changes or circumstances occurred which may cause a Material Adverse Effect.

Section 4.14                             Specific Compliance Matters.

(a)                       Over the last five years, neither the Company nor its directors and senior officers have engaged in any activities set forth in paragraph (c) violating any applicable provisions of the Criminal Laws of the PRC, the Anti-Unfair Competition Laws of the PRC and the Foreign Corrupt Practices Act of USA regarding anti-unfair competition, anti-bribery and anti-commercial bribery, anti-corruption and anti-money laundering (the “Anti-Corruption Laws”);

(b)                       Neither the Company nor its directors and senior officers have engaged in and will not engage in any activities which are set forth in paragraph (c) or may cause the Subscriber or any of its Affiliates to commit any conduct in violation of the Anti-Corruption Laws;

(c)                        None of the Group Members, to the knowledge of the Company, have offered, committed or authorized to pay any money or offered to give, granted, committed to give or award anything of value to any of the Government Officials in order to: (1) have an influence on the Government Officials’ actions and decisions when they are exercising their official authority; (2) induce the Government Officials to take or not to take any actions in violation of their statutory duties; (3) acquire improper advantages; (4) induce the Government Officials to have an influence on any actions or decisions of the Government Authority;

(d)                       None of any Government Official or Government Authority now has any statutory or beneficial ownership in the Company and the Share Subscription Price paid by the Subscriber to the Company hereunder;

(e)                        Each of the Group has established an efficient controlling system which is expected to be sufficient to prevent, discover and deter any violation of the Anti-Corruption

Laws as set forth in paragraph (c) above;

(f)                         The operation activities of each of the Group Members are carried out at all time in compliance with requirements regarding financial records and reports under the applicable anti-money laundering laws.  There are no outstanding or threatened litigation concerning any of the Group Members made by or to any of the Government Authority arising out of any violation of the anti-money laundering laws.

Section 4.15                             Qualified Issuer.  No circumstances as set forth in Article 39 of the Administrative Measures for the Issuance of Securities by Listed Companies have occurred to the Company.

Section 4.16                             Employees.  Each of the Group Members has complied with all applicable Laws regarding employment or employment relationship in all material respects.

Section 4.17                             Disclosure of Information.  The Company has complied with the Laws of the PRC and rules of CSRC and SZSE regarding listed companies.  The Company has disclosed information in accordance with the Laws of the PRC and regulatory requirements of SZSE regarding disclosure of information.  The information disclosed by the Company is true, accurate and complete without any false records, misleading statement or material omission.  There are no facts which may have a Material Adverse Effect on any of the key Group Members but is not disclosed in this Agreement or information disclosed by the Company.

EXHIBIT 5

Representations and Warranties of Subscriber

The Subscriber hereby represents and warrants to the Company, as of the execution date of this Agreement and the Payment Date:

Sectin 5.01                                    Organization and Authority.  It is a limited liability company duly organized, validly existing and in good standing under the Laws of the PRC.  It has all requisite power and authority and full legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Subject to the Effectiveness Conditions as set forth in this Agreement, all necessary corporation actions have been taken for the authorization of its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by it, and, if the Company has duly authorized, executed and delivered this Agreement, subject to Section 9.01 of this Agreement, this Agreement constitutes its legal, valid and binding obligations and is enforceable against it in accordance with its terms.

Sectin 5.02                                    Non-Contravention.  The execution, delivery, and performance by it of this Agreement is and will not be (a) in any breach or violation of or in conflict with any provisions of its articles of association or any other constitutional documents; or (b) in any breach or violation of the applicable Laws or the Government Orders.

Sectin 5.03                                    Financial Capacity and Performance Capacity.  As of the Payment Date, the Subscriber has sufficient and legal fund resources to enable it to subscribe for the New Shares in accordance with the terms and conditions of this Agreement and pay the Share Subscription Price on a timely basis in accordance with this Agreement.